EXHIBIT (p)(3)

WBI Investments, Inc.

Code of Ethics

FIDUCIARY DUTY

Under the Advisers Act, an investment adviser has a fiduciary duty to its advisory clients. Section 206 of the Advisers Act states that it is unlawful for an investment adviser, using the mails or any means or instrumentality of interstate commerce:

1.	to employ any device, scheme or artifice to defraud a client or prospective client;
2.	to engage in any transaction, practice or course of business which defrauds or deceives a client or prospective client;
3.	knowingly to sell any security to or purchase any security from a client when acting as a principal for his or her own account, or knowingly to effect a purchase or sale of a security for a client’s account when also acting as a broker for the person on the other side of the transaction, without disclosing to the client in writing before the completion of the transaction the capacity in which the adviser is acting and obtaining the client’s consent to the transaction; and
4.	to engage in fraudulent deceptive or manipulative practices.

As a fiduciary, it is an investment adviser’s responsibility to provide fair and full disclosure of all material facts. An investment adviser has a duty of utmost good faith to act solely in the best interest of each of its clients. WBI and all supervised persons have a fiduciary duty to all advisory clients. As fiduciaries, it is unlawful for WBI and supervised persons to engage in fraud, deceptive or manipulative activities. WBI and supervised persons will act in the client’s best interest at all times and will not at any time place their interests ahead of any client’s interest. This fiduciary duty is considered the core underlying principle for the firm’s Code of Ethics and Personal Trading Policy and represents the expected basis for all supervised persons dealings with clients.

Fiduciary duties include the following:

1.	Having a reasonable, independent basis for investment advice.
2.	Providing only investment advice that is suitable to each individual client’s needs, goals and objectives and personal circumstances.
3.	Exercising reasonable care to avoid misleading clients.
4.	Being loyal to the client and acting in good faith.
5.	Obtaining best execution when implementing the client’s transactions where the investment advisor representative has the ability to direct brokerage transactions for the client.
6.	Making full and fair disclosure to the client of all material facts and when a conflict of interest or potential conflict of interest exists.
7.	Placing the interests of clients first.
8.	Treating all clients fairly.
9.	Maintaining the confidentiality of client information.

As an investment adviser, WBI will make full and fair disclosure to clients when a conflict of interest exists. Disclosures will be provided in the Company’s Form ADV. The Form ADV has been prepared to meet regulatory requirements and to fully inform clients of any situation that may represent a potential conflict of interest. Investment advisor representatives are required to provide all clients with WBI’s Form ADV Part 2 Brochure prior to advisory services being provided or at the time of contracting for services with WBI.

All client records and financial information will be treated with the highest level of confidentiality. WBI and supervised persons will not under any circumstances disclose confidential information to any third party that has not been granted a legal right by the client to receive such information. WBI will provide all clients a copy of the firm’s written Privacy Notice at least annually.

CODE OF CONDUCT

According to Rule 204A-1 of the Advisers Act, and Rule 17j-1 of the Investment Company Act, investment advisers must establish, maintain and enforce a Code of Ethics. Towards that end, an adviser’s Code of Ethics must establish and describe a standard of business conduct that the adviser requires of all its supervised persons. While the Rules do not require an adviser to adopt a particular standard, the standard chosen must reflect the adviser’s fiduciary obligations and those of its supervised persons, and must require compliance with federal securities laws. WBI, (“the Firm”), has established this Code of Ethics, which will apply to all supervised persons of WBI and govern the Firm’s interactions relative to its advisory responsibilities to its clients, including Advisors Series Trust’s WBI Funds.

This Code will be available and distributed to all supervised persons, and WBI Funds’ board of directors at Advisors Series Trust. A summary of this Code of Ethics will be disclosed in both the WBI Form ADV along with a statement informing clients that they may request an entire copy of the Code of Ethics. If a WBI client makes a request for a copy of this Code of Ethics, the Operations Department will provide a copy to the client within 3 business days of the request.

Pursuant to Rule 17j-1(c)(2)(ii) of the Investment Company Act, on an annual basis WBI’s Chief Compliance Officer (“CCO”) shall prepare a written report describing any issues arising under the Code of Ethics, including information about any material violations of this Code of Ethics or its underlying procedures and any sanctions imposed due to such violations, and submit the information to Advisors Series and Absolute Shares Trust’s Chief Compliance Officer for review by the Board of Trustees. Additionally, WBI’s CCO shall certify annually to the Board of Trustees of Advisors Series and Absolute Shares Trust, that WBI has adopted procedures reasonably necessary to prevent its employees from violating the Code of Ethics.

STANDARDS OF BUSINESS CONDUCT

The Firm has a fiduciary responsibility towards its clients. As a fiduciary, it is an investment adviser’s duty to provide fair and full disclosure of all material facts. In addition, an investment adviser has a duty of utmost good faith to act solely in the best interest of each client. WBI and supervised persons have a fiduciary duty to all clients. As fiduciaries, it is unlawful for the Firm and its supervised persons to engage in fraud, deceptive or manipulative activities. The Firm and its supervised persons will act in the client’s best interest at all times and will not at any time place their interests ahead of any client’s interest. This fiduciary duty is considered the core underlying principle for the Code of Ethics and Personal Trading Policy and represents the expected basis for all supervised persons’ dealings with clients

The anti-fraud provisions of the Advisers Act, and federal and state rules and regulations make it unlawful for an investment adviser to directly or indirectly “employ any device, scheme or artifice to defraud a client or a prospective client” or to “engage in any transaction, practice, or course of business which operates as a fraud or deceit upon any client or prospective client.” The Firm requires all of its supervised persons to conduct business with the highest level of ethical standards and to comply with all applicable federal and state securities laws at all times.

The Firm’s Executive Officers are responsible for setting standards and internal policies and procedures to ensure that the Firm and its supervised persons conduct business with the highest level of ethical standards. The Executive Officers are responsible for establishing procedures to prevent and detect any violations of firm or regulatory rules and regulations. In addition, the Executive Officers are responsible for establishing and enforcing risk management policies and procedures that are designed to ensure that advisory activities are conducted in accordance with this Code.

The CCO is responsible for making sure that all advisory personnel fully understand Firm policies and procedures and that a review system is established to make sure that these policies and procedures are effective and adhered to by all advisory personnel. All supervised persons will receive a copy of the Code of Ethics upon joining the Firm, and on an annual basis thereafter, and whenever any changes to the Code of Ethics occur and must sign a written acknowledgement that they have read, understand, and agree to comply with the Code of Ethics. The Compliance Officer will make sure that all supervised persons receive a copy of, understand, and agree to comply with the Code of Ethics.

The Firm has the responsibility to make sure that the interests of clients are placed ahead of WBI’s or any supervised person’s own investment interest. All supervised persons will conduct business in an honest, ethical and fair manner. Full disclosure of all material facts and potential conflicts of interest will be provided to clients prior to any services being conducted. A conflict of interest occurs when a supervised person’s private interest interferes with the interests of, or the service to, the Firm or any of its clients. The Firm has the responsibility to avoid all circumstances that might negatively affect or appear to affect its duty of complete loyalty to its clients. No one supervised by the Firm will engage in any conduct or act, directly, indirectly or through any other person that would be unlawful for such person to do under the provisions of any rules and regulations. If a supervised person is unsure whether a situation would be considered a conflict of interest, the supervised person should consult with his or her supervisor or an Executive Officer before taking an action that may result in a conflict of interest.

The Firm will:

1.	Maintain and amend as needed internal standards, policies, procedures and controls to promote compliance with this Code and with other policies and procedures designed to promote each supervised persons fiduciary responsibility.
2.	Perform periodic internal and external reviews and audits of the company’s standards, policies, procedures and controls.
3.	Provide on-going training regarding this Code of Ethics and the company’s risk management policies and procedures to all supervised persons.
4.	Provide an environment that encourages supervised persons to engage in safe and confidential discussions and disclosures to the CCO or other appropriate senior management person regarding any violations or potential violations to this Code.
5.	Establish clear lines of accountability for the company’s internal policies and procedures, including provisions relating to the responsibilities of employees, officers and directors with appropriate oversight by the Executive Officers or designated parties.

Any person engaging in an unethical business practice is subject to having his/her license denied, suspended or revoked and employment terminated. The following is a non-exhaustive list of examples of unethical business practices:

•	Forgery
•	Embezzlement
•	Theft
•	Exploitation
•	Non-disclosure
•	Incomplete disclosure or misstatement of material facts
•	Manipulative or deceptive practices
•	Aiding or abetting any unethical practices

The Firm and supervised persons will not engage in any dishonest or unethical conduct including, but not limited to:

1.	Engaging in any act, practice or course of business that is fraudulent, deceptive, or manipulative in contravention of any rules or regulations established by all governing regulatory bodies.
2.	Making any untrue statement of a material fact, or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

3.	Recommending to a client the purchase, sale or exchange of any security without reasonable grounds for believing that the recommendation is suitable for the client based on the information furnished by the client after reasonable inquiry regarding the client’s investment objectives, financial situation and needs, and other information that is known by the investment adviser.

4.	Recommending unregistered, non-exempt securities or the use of an unlicensed broker-dealer

5.	Using discretionary authority when placing any trade for the purchase or sale of a security on behalf of the client without obtaining written authority from the client prior to the initial trade being implemented.

6.	Recommending or implementing trades in a client’s account that are excessive in size or frequency with respect to the client’s financial resources, investment objectives and the character of the account.

7.	Placing an order to purchase or sell a security on behalf of a client upon receiving instructions to do so through a third party, unless a written third-party trading authorization has been previously obtained.

8.	Borrowing money or securities from or loaning money or securities to a non-family member client.

9.	Misrepresenting the qualifications of WBI, its investment adviser representatives or any of its supervised persons, the nature of the advisory services offered by WBI, or the fees to be charged to any advisory client.

10.	Failing to disclose to all clients the availability of any fee discounts.

11.	Omitting from any written or verbal communication a material fact that would make statements regarding qualifications, services or fees misleading.

12.	Providing advice and guaranteeing the client that a gain or no loss will occur as a result of the advice.

13.	Providing reports or recommendations to any advisory client prepared by someone other than WBI without disclosing that fact to clients. This does not apply to situations where WBI uses published research reports or statistical analyses when providing services to clients.

14.	Charging fees that are unreasonable relative to the types of services provided, the experience and knowledge of the investment advisor representative providing the services, and the sophistication of the client.

15.	Failing to disclose material conflicts of interest in relation to the adviser or any of its supervised persons in writing prior to providing services if such information could reasonably cause the advice to be biased and not objective. Some examples include the following:

a.	Existing compensation arrangements connected with advisory services provided to clients that are in addition to compensation received from clients for the advisory services.

b.	Acting in the capacity as an investment adviser or investment advisor representative and an insurance agent on a transaction where a fee can be charged for advisory services and a commission can be charged for purchasing insurance products as a result of the investment advice provided.

16.	Publishing, circulating, or distributing any advertisement that has not been approved and that does not comply with the proper regulatory requirements.

17.	Disclosing any confidential information of any client, unless required by law to do so or having received written authorization from the client to do so.

18.	Failing to provide the proper disclosure documents (Form ADV Part 2 Brochure) prior to or at the time of executing a client agreement for advisory services.

19.	Entering into, extending or renewing an agreement for advisory services unless such agreement is in writing.

20.	Using contracts that seek to limit or avoid an adviser’s liability under the law.

21.	Creating any condition, stipulation or provision as part of any advisory client agreement that limits or attempts to limit the liability of WBI or any supervised persons for willful misconduct or gross negligence.

RECORDKEEPING

Pursuant to Rules 204-2(a)(12) under the Investment Advisor’s Act and Rule 17j-1(f) of the Investment Company Act, the Firm shall maintain the following records related to the Code of Ethics:

  A copy of each Code of Ethics currently in effect, or that was in effect at any time within the past five years;
  A record of any violation of the Code of Ethics, and of any action taken as a result of the violation;
  A copy of each holdings and transactions report (as described further below);
  A record of all written acknowledgments of the Code of Ethics by supervised persons;
  A record of all persons, currently or within the past five years, who were access persons of the Firm; and

  A copy of each report made to the Advisors Series Trust Board of Trustees and Absolute Shares Trust Board of Trustees as necessary pursuant to Rule 17j-1(c)(ii).

The Firm shall keep all books and records in an easily accessible location for a period of five years from the end of the last fiscal year in which an entry was made or published. For the first two years, the books and records will be maintained in an appropriate office of WBI. Further information about the Firm’s document retention policies is contained in the “Books and Records” section of the WBI Compliance Manual.

INSIDER TRADING

Improper use of inside information when conducting any securities transaction is a serious violation of securities laws and will not be tolerated. Any person having access to material, non-public information will violate anti-fraud provisions of the federal securities laws by effecting transactions or communicating such information for the purpose of effecting transactions in such securities without public disclosure of the information. Supervised persons will not purchase or sell a security, either personally or on behalf of others, while in the possession of material, non-public information. Supervised persons are also forbidden to communicate material, non-public information to others in violation of the law. This policy applies to all supervised persons and extends to activities within and outside of their duties with the Firm.

Information is material when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this is information whose disclosure will have a substantial effect on the price of a company’s securities. No simple “bright line” test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to an Executive Officer.

Material information often relates to a company’s results and operations including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be deemed material. Similarly, prepublication information regarding reports in the financial press also may be deemed material. For example, the Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about the Wall Street Journal’s Heard on the Street column.

Information is public when it has been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, information reported by Dow Jones News, Reuters, Bloomberg or some other publication that reaches a general circulation, will be considered disseminated, and then only after sufficient time has elapsed since reporting.

The Executive Officers are responsible for establishing and implementing policies and procedures regarding insider trading. It is the CCO’s responsibility to monitor and enforce those policies and procedures. If any supervised person is unsure whether information could violate the policies and procedures on insider trading or has questions on any aspect of the policies and procedures on insider trading, questions should be directed to the CCO prior to implementing any trades. The prohibition on the use of inside information extends to family members, associates and acquaintances of the person coming into possession of such information.

Anytime a supervised person suspects that a client or another supervised person is trading based on inside information or determines that they have received material, non-public information, it must be reported to the CCO immediately. Persons having knowledge of the material, non-public information will not place any securities transactions in securities relating to such information for any account. In addition, no recommendations will be made in relation to any securities affected by the information. Information will be communicated only to the CCO who will then determine the appropriate course of action to take. The CCO will communicate the appropriate course of action to the supervised person(s) having knowledge of the information. The CCO will confidentially document the Firm’s actions in addressing the material inside information.

The CCO will attempt to restrict, as much as possible, the number of supervised persons having access to any inside information. Only those supervised persons with a need to know such information for the purpose of their job performance will have such information disclosed to them.

The Firm’s policies will be reviewed on a regular basis and updated as necessary. Any questions in relation to policies on inside information should be directed to an Executive Officer. All supervised persons will be required to review the Firm’s Compliance Manual at least annually. Supervised persons will then sign an acknowledgement indicating that they are aware of, understand, and agree to comply with WBI’s policies and procedures at all times. Since the insider trading policies and procedures are included in the Compliance Manual, supervised persons are acknowledging that they are aware of, understand, and will comply with the insider trading policies and procedures at all times.

If WBI is aware of any securities that it is restricted from trading due to possible insider trading violations, such securities will be listed on the WBI restricted trading list. This list will be kept current at all times and will be available to all supervised persons on a regular basis. All supervised persons will be notified when securities are added to or removed from the restricted list. It should be noted that the placement of securities on a restricted list due to receipt of possible inside information will not include a reason for listing the security to therefore avoid distributing such information to individuals not privy to the inside information.

The CCO will perform the following procedures no less than quarterly for the purpose of detecting insider trading:

•	Review trading activity reports or confirmations and statements for each officer, director, investment advisor representative and supervised person of WBI (explained more fully below in Personal Securities Transactions)

•	Review and monitor the trading activity of all accounts managed by WBI.

The consequences for trading on or communicating material, non-public information are severe. Consequences can be imposed on the persons involved in insider trading and their employer. Penalties can be imposed even if the parties involved do not personally benefit from the activities involved in the violation. In addition to the regulatory and criminal penalties that could be imposed, supervised persons can expect that any violation of the insider trading policy will result in serious penalties to all parties involved, including dismissal from employment with WBI.

PERSONAL SECURITIES TRANSACTIONS

Per the requirements of Rule 204A-1 of the Advisers Act, all persons associated with WBI who are also considered access persons will be required to make periodic reports to the CCO. An access person has been defined by the SEC, under Rule 204A-1(e)(1), as:

(i) Any of your supervised persons:

(A) Who has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or

(B) Who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

(ii) If providing investment advice is your primary business, all of your directors, officers and partners are presumed to be access persons.

The firm considers all supervised persons to also be access persons. Also included in the Firm’s definition of “access persons” are interns, contract, and temporary employees. Therefore, all individuals employed by the firm on a full-time or temporary basis are required to comply with this section. Each person is informed of their status as an “Access Person” and of their reporting requirements at their initial new employee orientation meeting, and again on a quarterly basis through their receipt of the WBI Quarterly Compliance Certification.

Access persons must make periodic reports with respect to securities holdings and transactions in which the access person has direct or indirect beneficial ownership. Access persons are presumed to have beneficial ownership over a personal account, an account of any household family member (spouse, minor children or other adults residing in the same household), or any account for which the access persons acts as a trustee or is otherwise in a position to benefit from or influence the investments in the account. Personal securities transactions that need to be reported include transactions in: stocks, bonds, limited partnerships, options, Exchange Traded Funds (ETFs), and other general securities, (“Covered Securities”). Transactions involving any of the following do not need to be included on the report:

1.	open-end mutual fund unless the adviser or a control affiliate acts as the investment adviser or principal underwriter for the fund. Thus, the WBI Funds and WBI ETFs are reportable securities
2.	money market instruments
3.	banker’s acceptances
4.	bank CDs
5.	commercial paper and high quality short-term debt instruments
6.	variable annuities funded by insurance company separate accounts
7.	organized as unit investment trusts - such separate accounts typically are
8.	divided into subaccounts, each of which invests exclusively in shares of an
9.	underlying open-end fund.
10.	government securities
11.	UITs (provided that the UIT is invested exclusively in unaffiliated mutual funds)
12.	Dividend Reinvestment Plans. Periodic purchases that result from the reinvestment of dividends paid by stocks already held in the plan do not need to be approved or reported, even if held or being transacted in client accounts. However, additions to or withdrawals from the plan that will cause purchases/sales are subject to the same approval process as other purchases/sales of stocks.

1. Personal Investing Policy

WBI and supervised persons may buy or sell securities or hold a position in securities identical to the securities recommended to clients. It is the Firm’s policy that no supervised person will put his or her interest before a client’s. Supervised persons may not trade ahead of any client or trade in a way that would cause the supervised person to obtain a better price than the price a client would obtain. All securities transactions must be approved by the CCO in advance. All approved transactions are subject to a 30-day holding period. Additionally, transactions are subject to an 8-day blackout period (the day of the transaction and 7 days after) with respect to securities purchased or sold on behalf of the WBI Funds or WBI ETFs.

Failure to comply with this policy is a serious matter, and may be cause for immediate dismissal from the firm. Transactions in the following securities (“Exempt Securities”) do not require pre-approval and are not subject to the holding or blackout periods described above:

•	Direct obligations of the Government of the United States,
•	Money Market Instruments (i.e. banker’s acceptances, bank CODs, etc.),
•	Money Market Fund shares,
•	Open ended Mutual Fund shares, other than WBI Funds shares,
•	Investments in WBI Funds inside the WBI 401-k Plan,
•	Unit Investment Trusts as long as the UITS are invested exclusively in unaffiliated mutual funds,
•	Variable Annuity Investments.

2. Reporting Requirements

A report of all brokerage accounts and personal securities holdings must be submitted within 10 calendar days of becoming an access person of the Firm (i.e., the commencement of employment) and at least annually thereafter. This requirement is explained at each new employee’s orientation meeting. Such reports must contain current information (not older than 45 days from the date the report is submitted).

Access persons must disclose where all personal securities accounts are maintained. Access persons are permitted to open an account through the WBI Investments – Investment Management Program. Access persons are also encouraged to open personal accounts through either Charles Schwab & Co., Inc. or through Pershing Advisor Solutions. When access persons open a WBI managed account, no additional reporting procedures are required (including the annual holding reports listed above). This is because the access person’s personal accounts will be integrated into the WBI reporting system and are available to the CCO and Compliance Officer for review and monitoring.

Accounts established outside of the WBI managed account program must be reported to the CCO at the time the account is established. Additionally, all personal securities transactions, both accounts established as WBI managed account or outside of the WBI managed account program, require preclearance by the Compliance Department.

Employees must also report all transactions in reportable securities on a quarterly basis within 30 calendar days after the end of a calendar quarter. Unless noted as an Exempt Security above, all securities are considered reportable, including investments in privately offered securities, such as interests in a hedge fund or other type of limited partnership. The following types of transactions are also excluded from the reporting requirements:

•	Transactions effected pursuant to an automatic investment plan
•	Securities held in accounts over which an supervised person has no direct or indirect influence or control

In order to properly report all reportable transactions, access persons should (1) complete and submit the WBI Quarterly Compliance Program Certification form given to each access person by the Compliance Department disclosing their personal securities transaction activity and (2) set-up the WBI Compliance Department as an interested party on all brokerage accounts. The second option will allow WBI to receive duplicate copies of statements and confirmations on these accounts. Access persons must verify that WBI will receive the statements no later than 30 days after the end of the applicable quarter. If all required information is not included on the confirmations and statements, the access persons will be required to report any missing information to the Compliance Department.

Transactions in employee accounts under WBI management and non-managed employee courtesy accounts held at an approved custodian and linked to WBI do not have to be reported on the WBI Quarterly Compliance Program Certification form because account activity in these accounts is included in custodial downloads. All other securities transactions, including transactions in WBI Funds, must be reported by attaching a duplicate statement. Investments in WBI Funds in the WBI 401-k plan do not have to be disclosed, since the Compliance Department has access to this information.

OUTSIDE BUSINESS ACTIVITIES

Employment in an outside business activity may result in a conflict of interest with the firm and therefore must be reviewed and approved by the Compliance Officer prior to the employee engaging in that outside activity. Before engaging in an outside business activity supervised persons must email the Compliance Officer the following information: their name, name of the other business or organization, whether it is investment-related, the address of the other activity, the nature of the other activity, position, title, or relationship with the other activity, the start date of the relationship, the approximate number of hours per month devoted to the other activity, the number of hours devoted during securities trading hours, and a brief description of the responsibilities of the outside activity. Additionally, outside business activities of registered adviser representatives must also be disclosed on that person’s U4. Some outside business activities must also be reported on the firm’s Form ADV. The firm maintains final discretion to approve or reject all outside business activities.

Written approval from the Compliance Department for any of the following activities must be obtained by a supervised person prior to engaging in the activity:

1.	Being employed or compensated by any other entity;
2.	Being active in any other business including part-time, evening or weekend employment;
3.	Serving as an officer, director, partner, or some other similar capacity for any other entity;
4.	Ownership interest in any non-publicly traded company or other private investments; or
5.	Any public speaking or writing activities that are conducted outside of a supervised person’s employment or responsibilities with WBI.

Supervised persons are required to sign and return a Quarterly Compliance Program Certification form to the Compliance Officer which includes the supervised person’s attestation regarding the existence of any outside business activities.

The following outside business activities are not permitted by the Firm. This is not an all inclusive list. The Firm maintains final discretion to approve or reject all outside business activities.

•	Employment with an unaffiliated investment advisor.
•	Employment with a bank.

•	Employment with a real estate development firm.
•	Employment with an insurance company.
•	Membership with an Investment Club.
•	Serving on the board of a public or for-profit private company.

VIOLATIONS

Supervised persons are encouraged to report any good faith concerns about a suspected violation of the WBI Code of Ethics, Insider Trading, Personal Securities Transactions Policies and Procedures, Outside Business Activities Policy, Political Contributions Policy, or Social Media Policy to the CCO. Such reports will not be viewed negatively by the Firm’s management staff, even if upon review of the reportable event it is determined not to be a violation so long as the supervised person reported the event in good faith. Retaliation against any supervised person who reports a violation of the Code of Ethics in good faith is strictly prohibited and will be cause for corrective action, up to and including dismissal. If a supervised person believes that he or she has been retaliated against, he or she should notify the President directly. The identity of the reporting party will remain confidential. Upon discovering a violation of any of these policies and procedures, the Firm may impose any sanctions that are deemed appropriate, including but not limited to, disgorgement of profits, reversal of the trade or suspension of trading privileges, verbal warning, written warning, fines, suspension or termination of employment.

Attachment A

WBI Investments, Inc.

Acknowledgement of Compliance Policies and Procedures

I, __________________________________________________, do hereby acknowledge and agree to the following:

1.	I have read, carefully reviewed, understand, and participated in training relating to the WBI Compliance Policies and Procedures Manual (Compliance Manual) which includes the WBI Code of Ethics and Insider Trading Policies. I will tailor my conduct to remain in compliance with all policies, procedures, rules and regulations contained in the Compliance Manual.
2.	I understand that it is my responsibility to implement the policies and procedures set forward in the Compliance Manual. I also understand that I must become familiar with any amendments to the Compliance Manual, and update the portions of the Compliance Manual that apply to my position.
3.	I have read, carefully reviewed, understand, and participated in training relating to WBI’s Privacy Policy. I will remain in compliance with all policies, procedures, rules and regulations contained in the Privacy Policy. I understand that I must become familiar with any amendments to WBI’s Privacy Policy.
4.	I have disclosed to WBI the existence and location of all reportable securities in which I, my spouse, any of my minor children, any relatives living with me, have or has any direct or indirect beneficial interest or over which I or any such person have or has any control or provides any investment advice, and I have disclosed to WBI all transactions in such accounts through the date of this Acknowledgment.
5.	I have disclosed to WBI my participation in any outside business activities as of the date of this Acknowledgment.
6.	I agree to conduct business with the highest level of ethical standards and agree to comply with all applicable federal and state securities laws at all times. Under the terms and conditions of my affiliation or employment with WBI, I am required and agree to comply with all federal, state and self regulatory organization’s laws, rules, and regulations in addition to those established and imposed by WBI.
7.	I understand that it is my duty to report any good faith concerns about violations of the WBI Compliance Manual, Code of Ethics, Insider Trading Policies, or Privacy Policy to the Chief Compliance Officer.
8.	I understand that any violation of WBI’’s Compliance Manual, Code of Ethics, Insider Trading Policies, Privacy Policy, Outside Business Activities policies, or other Compliance policy might result in disciplinary actions being taken against me, including but not limited to, termination of my affiliation or employment with WBI.

By signing below, I agree that I have read this acknowledgement statement, have read the aforementioned policies in their entirety, and agree to accept my compliance responsibilities as an employee, affiliated or investment advisor representative of WBI.

Signature: _________________________________________ Date: ____________________________

Nature or Connection of Affiliation: EMPLOYEE

Accepted and reviewed by the Chief Compliance Officer

Signature: __________________________________ Date: _____________________________

Attachment B

WBI Investments, Inc. Quarterly Compliance Certification

Name: ________________________________________________________For the Quarter Ending:

Nature of Affiliation (Please check all that apply):  ☐   Employee  ☐  Adviser Representative  ☐   Officer/Owner

Section A: Personal Securities Transactions – Must Check at Least One

☐   I do not have any personal securities transactions to report for this period.

☐   My account activity occurred within a WBI managed account or in a WBI Fund inside the WBI 401-k Plan.

☐   My account activity occurred within a WBI employee courtesy account held at an approved custodian.

☐   I have arranged for duplicate account statements detailing my account activity to be mailed directly to the WBI Compliance Department.

☐   I have arranged for duplicate account statements detailing my account activity to be mailed directly to the WBI Compliance Department or have attached a duplicate account statement to this certification detailing my account activity. I certify that these account statements represent all of my reportable holdings.

Section B: Outside Business Activities – Must Check at Least One

☐   I do not have any outside business activities to report

☐   My outside business activities have not changed and have been approved by the Compliance Officer.

☐   I have the following new outside business activity to report:

☐  Investment Related Start Date: ___________

Business Organization Name__________________________

Address ___________________________________________________________________________________

Hours per Month: ___________

Description of Responsibilities:_________________________________________________________________

Section C: Political Donations / “Pay to Play” – Must Check at Least One

☐   I do not have any political contributions to report

☐   My political contributions have not changed and have been approved by the Compliance Officer.

☐   I would like to make a new political contribution as follows:

Amount: $ ______________ Election Year: __________

Name of political action committee, organization, party, or other recipient___________________________________

Section D: Compliance Issues/Concerns – Must Check at Least One

☐   I do not have any compliance suggestions or concerns at this time.

☐   I have a compliance suggestion or concern which I would like to discuss with the Compliance Officer. Please contact me to schedule an appointment.

If you have a concern about the Compliance Officer please schedule a meeting with the Chief Compliance Officer or your department manager.

Certification

I certify that the information contained in this document is complete and accurate:

__________________________________________________	_____________________
Signature	Date

REVIEWED AND ACCEPTED BY THE CHIEF COMPLIANCE OFFICER:

__________________________________________________	_____________________
Signature	Date

Attachment C

WBI Investments

Brokerage Account Disclosure Form

Name _______________________

Date ________________________

Please check all that apply:	☐ Investment Advisor Representative (IAR)
☐ Direct Owner and/or Executive Officer
☐ Home Office Employee

As an investment advisor firm, WBI Investments is required to monitor all associated persons’ compliance with WBI Investments’ policies and procedures relating to insider trading, fiduciary duties to clients, and other securities laws. As part of its Code of Ethics requirements, WBI Investments must approve and continuously review certain reportable securities held in personal accounts of all associated persons meeting the definition of access person. (Please refer to the WBI Code of Ethics for more information regarding this requirement and a list of reportable securities.)

This form is used to report new brokerage accounts not held by Charles Schwab & Co., Inc. or Pershing, LLC. Do not include brokerage accounts already reported to WBI Investments. The list below should only include recently established accounts that have not been previously reported to WBI Investments.

Please indicate each brokerage account below. Please provide new accounts held by you or your household members with the firm address and account information. Then complete the Acknowledgment section.

If you have questions concerning the types of accounts that must be reported, please contact (contact person’s name).

Brokerage Firm Name	Brokerage Firm Address

Brokerage Firm Phone Number	Account Number and Account Type

Name(s) on Account	Relationship (self, spouse, etc.)

*Please attach a separate page if more space is needed.

Acknowledgement

The preceding, and any attachments thereto, constitute a complete and accurate list of accounts with any brokerage firms or financial institutions through which any reportable securities may be purchased or sold, held in your name or the name of your spouse, minor children, relatives living with you, and persons to whom you contribute support, or in which any of such persons has a direct or indirect beneficial interest, or over which any of such persons has a discretionary investment authority, or for which any of such persons participates, directly or indirectly, in the selection of securities.

You understand that WBI Investments is required to attain this list to monitor your compliance with the policies and procedures of WBI Investments, relating to insider trading, fiduciary duties to clients and other securities laws. You agree to notify WBI Investments and obtain WBI Investments’ consent before opening any new brokerage accounts containing reportable securities. You further agree to direct all brokerage firms or other financial institutions identified to furnish WBI Investments with copies of all brokerage statements and trade confirmations and any other information concerning activity in any of the listed accounts. In the alternative, you agree to timely complete the WBI Investments Quarterly Transactions Report and Annual Holdings Report.

Signature of Acknowledgement

____________________________	____________________________	___________
Print Name	Signature	Date

Received and Approved by Chief Compliance Officer

____________________________	____________________________	___________
Chief Compliance Officer	Signature of Chief Compliance Officer	Date

Attachment D

WBI Investments Outside Business Activity Disclosure Form

Name _______________________

Date ________________________

Please check all that apply:	☐ Investment Advisor Representative (IAR)
☐ Direct Owner and/or Executive Officer
☐ Home Office Employee

As a regulated financial entity, we required to monitor all associated persons’ compliance with our policies and procedures relating to outside business activities. As part of our Code of Ethics requirement must approve certain outside business activities.

Please describe any outside business activities below. In the description please include the name of the outside business, the number of hours per week devoted to the outside business activity, and a brief description of your duties there. If you have no outside business activities please write N/A. Then complete the Acknowledgment section by signing below. Please attach a separate page if more space is needed

Name of Outside Business	Hrs per Week

Brief Description of the Outside Business Activity:

Signature of Acknowledgement

____________________________	____________________________	___________
Print Name	Signature	Date

Received and Approved by Chief Compliance Officer

____________________________	____________________________	___________
Chief Compliance Officer	Signature of Chief Compliance Officer	Date